Exhibit 1.1
AMENDMENT NO. 1 TO ATM EQUITY OFFERINGSM SALES AGREEMENT
May 27, 2025
Ladies and Gentlemen:
Rocket Lab Corporation, a Delaware corporation (the “Company”), as successor by merger to Rocket Lab USA, Inc., and BofA Securities, Inc., Cantor Fitzgerald & Co., Stifel, Nicolaus & Company, Incorporate and TD Securities (USA) LLC are parties to that certain ATM Equity OfferingSM Sales Agreement, dated March 11, 2025 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:
1.All references to “Rocket Lab USA, Inc.” shall be replaced with “Rocket Lab Corporation.”
2.All references to the “Company” shall refer to Rocket Lab Corporation.
3.Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.
4.Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to “this Agreement” shall mean the Original Agreement as amended by this Amendment No. 1 and any applicable Terms Agreement; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.
5.GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS
6.Consent to Jurisdiction; Waiver of Immunity. Each of the Company and the Agents agrees that any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 10 hereof shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company and the Agents irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any

Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.
7.Trial by Jury. Each of the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates), and the Agents hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Amendment or the transactions contemplated hereby.
8.Counterparts and Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Amendment. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Amendment will constitute due and sufficient delivery of such counterpart.
[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company and BofA Securities, Inc., Cantor Fitzgerald & Co., Stifel, Nicolaus & Company, Incorporate and TD Securities (USA) LLC, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and BofA Securities, Inc., Cantor Fitzgerald & Co., Stifel, Nicolaus & Company, Incorporate and TD Securities (USA) LLC.

ROCKET LAB CORPORATION

By:	/s/ Arjun Kampani
Name: Arjun Kampani
Title: Vice President, General Counsel and Corporate Secretary

BOFA SECURITIES, INC.

By:	/s/ Christine Roemer
Name: Christine Roemer
Title: Managing Director

CANTOR FITZGERALD & CO.

By:	/s/ Sameer Vasudev
Name: Sameer Vasudev
Title: Managing Director

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ Thomas A. Dyszkiewicz
Name: Thomas A. Dyszkiewicz
Title: Managing Director

TD SECURITIES (USA) LLC

By:	/s/ Adriano Pierroz
Name: Adriano Pierroz
Title: Director
[Signature page to Amendment No. 1 to At Market Issuance Sales Agreement]